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                                                     EXHIBIT 21.1


               SUBSIDIARIES OF METRO AIRLINES, INC.


                                                          Percent of
     Name                State of Incorporation           Shares Held
     ----                ----------------------           -----------
Metroflight, Inc.(a)             Delaware                    100%

Metro Leasing, Inc.(a)           Delaware                    100%

Metro Express, Inc.(b)           Delaware                    100%

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(a) Metroflight, Inc. And Metro Leasing, Inc. were dissolved in June 1996.

(b) Metro Express, Inc. filed a petition to be liquidated under Chapter 7 of the Code in February 1991. A court-appointed trustee is currently administering the liquidation of Metro Express, Inc.